EXHIBIT 99.1

FRANKLIN BANK CORP. COMPLETES ACQUISITION
OF LOST PINES BANCSHARES, INC.

     Houston, Texas, March 2 — Franklin Bank Corp. (Nasdaq: FBTX) today announced the closing of its acquisition of Lost Pines Bancshares, Inc. for approximately $6.9 million in cash or $46.00 per share of Lost Pines common stock. Lost Pines is headquartered in Smithville, Texas. The Lost Pines banking franchise will expand the banking presence of Franklin Bank Corp. in the market surrounding Austin, Texas. As of the fiscal year ended December 31, 2003, Lost Pines had approximately $40.7 million in assets and $36.6 million in deposits. Lost Pines Bancshares, Inc.’s wholly-owned subsidiary, Lost Pines National Bank, operated from two branches, in Smithville and Bastrop. Lost Pines’ banking subsidiary merged into Franklin Bank, S.S.B., which is a wholly owned subsidiary of Franklin Bank Corp.

     Tony Nocella, President and Chief Executive Officer of Franklin Bank Corp. commented, “Lost Pines is a true community banking franchise whose employees have deep rooted relationships within Bastrop County. We are excited to be able to provide our services to the rapidly growing communities in Bastrop County. Franklin is committed to providing personalized service to our customers. We strive to know our customers, to call each customer by their name, to treat them with courtesy and respect, and to provide the most timely and responsive service in the industry.”

     Mark Lehnick, President of Lost Pines added, “The relationship we have formed with Franklin will provide us an opportunity to provide customers throughout Bastrop County with a greater variety of financial services and products. Our same friendly and knowledgeable bankers will still be there to provide that same personalized service that has set us apart from our competitors and that our customers have trusted for the past 20 years.”

     The primary businesses of Franklin Bank, S.S.B. include community banking, mortgage banking, residential construction, and mortgage banker finance. Including the two branches acquired in the Lost Pines transaction, the bank currently operates 15 full service community banking branches throughout Texas; 6 located in the outlying areas surrounding Austin and 9 in the growing Tyler/Jacksonville market. In addition, the bank also operates three regional residential construction lending offices in Arizona, Florida and Texas, and 50 retail and wholesale mortgage offices in 20 states throughout the United States of America, including Texas. For more information, please go to www.bankfranklin.com.

FORWARD-LOOKING STATEMENTS

     This announcement may include forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results contemplated in these forward-looking statements. Statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined company; the general economic conditions, either nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies’ business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

Contact:

Investor Relations: Kris Dillon (713) 339-8999